Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re JAVO BEVERAGE COMPANY, INC.,1 Debtor.	Chapter 11 Case No. 11-10212 (BLS) Re: Docket No. 242

NOTICE OF (I) CONFIRMATION OF FIRST AMENDED PLAN OF
REORGANIZATION OF JAVO BEVERAGE COMPANY, INC. (“PLAN”) (II)
EFFECTIVE DATE OF PLAN (III) CERTAIN DEADLINES WITH RESPECT TO PLAN

PLEASE TAKE NOTICE OF THE FOLLOWING:

Confirmation of the Plan

On April 28, 2011, the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”), entered an order (D.I. 242) (the “Confirmation Order”) confirming the First Amended Plan of Reorganization of Javo Beverage Company, Inc. (as confirmed by the Confirmation Order, and as may be amended in accordance with the provisions thereof, the “Plan”),2 in the above-captioned chapter 11 case of Javo Beverage Company, Inc. (the “Debtor,” and after the Effective Date of the Plan, the “Reorganized Debtor”).

Occurrence of the Effective Date

On May 13, 2011, the Plan became effective (the “Effective Date”).

Rejection of Certain Agreements; Deadline to File Rejection Claims

Pursuant to section 11.1 of the Plan, all executory contracts and unexpired leases all executory contracts and unexpired leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases filed on April 25, 2011 (D.I. 232) and the Notice of Filing of Supplemental Schedule of Rejected Executory Contracts and Unexpired Leases filed on April 28, 2011 (D.I. 241) are deemed rejected as of the Effective Date.

Pursuant to the Plan, any claim arising out of or related to the rejection of an executory contract or unexpired lease (a “Rejection Claim”) under the Plan shall be filed no later than 30 days after the Effective Date by sending an original, executed proof of claim form to Javo Beverage Co. Claims Processing Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Ave., El Segundo, CA 90245.  Proof of claim forms may obtained by at the website http://www.kccllc.net/JavoBevCo.

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1   The last four digits of Debtor’s federal tax identification number are 4292.  Debtor’s mailing address and corporate headquarters is 1311 Specialty Drive, Vista, California 92081.

2   Capitalized terms not defined herein are defined in the Plan

Any holder of an Rejection Claim who does not timely file such Rejection Claim shall be forever barred from asserting such Rejection Claim against the Debtor, the Reorganized Debtor, any property of the Debtor or the Reorganized Debtor, or any distributions under the Plan.

Deadline for Filing of Professional Fee Claims

Pursuant to section 12.1 of the Plan, all applications for final compensation of professional persons for services rendered and reimbursement of expenses incurred on or before the Effective Date must be filed with the Bankruptcy Court no later than 45 days after the Effective Date.  Substantial contribution requests, if any, under section 503(b) of the Bankruptcy Code shall also be filed no later than 45 days after the Effective Date.  Objections, if any, to final fee applications and such requests must be filed and served on Reorganized Debtor, Holdings, the Creditors’ Committee, the requesting professional and the Office of the United States Trustee no later than twenty days from the date on which each such final fee application is served and filed.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court, the allowed amounts of such professional's Administrative Claims shall be determined by the Court.

Deadline for Filing Administrative Claims

All requests for payment of administrative costs and expenses incurred on or before the Effective Date under Section 507(a)(1) or 507(b) of the Bankruptcy Code or the terms hereof (except only for Post-petition Trade Claims incurred in the ordinary course of business and claims under 28 U.S.C. § 1930) shall be filed with the Bankruptcy Court no later than 45 days after the Effective Date.

Any request for payment of an Administrative Claim which is not filed by the applicable deadline set forth above shall be barred.  Under no circumstance will the applicable deadlines set forth above be extended by order of the Court or otherwise.  Any holder of an Administrative Claim who is required to file a claim or request for payment of such Claim or expenses and who does not file such claim or request by the applicable bar date shall be forever barred from asserting such Claim or expense against the Debtor, the Reorganized Debtor, any property of the Debtor or the Reorganized Debtor, or any distributions under the Plan.

Releases, Injunctions and Discharge

The entry of the Confirmation Order and the occurrence of the Effective Date of the Plan gave rise to, among other things, certain injunctions, releases, and a discharge of claims against the Debtor.  The following descriptions of the injunctions, releases and discharge of claims are qualified in their entirety by the language of the Plan and Confirmation Order.

Discharge of All Claims and Interest.  Section 9.2 of the Plan provides that, pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan,  the distributions, rights and treatment provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims and Interests of any nature whatsoever  against the Debtor and any of the Estate's property, whether such Claims or Interests arose before or during the Bankruptcy Case or in connection with implementation of the Plan, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtor or its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and causes of action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not: (i) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtor  with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Reorganization Case shall be deemed cured on the Effective Date.  Pursuant to Bankruptcy Code section 524, the discharge granted under this section shall void any judgment against the Debtor at any time obtained (to the extent it relates to a discharged Claim or Interest), and operate as an injunction against the prosecution of any action against the Reorganized Debtor or the Estate's property (to the extent it relates to a discharged Claim or Interest).  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Releases.  Section 9.7 of the Plan provides that, except as otherwise provided in the Plan, for good and valuable consideration, on and after the Effective Date, each holder of a Claim related to or against the Debtor (whether or not Allowed), and each Person or Entity participating in exchanges and distributions under or pursuant to the Plan, for itself and its respective successors, assigns, transferees, current and former officers, directors, agents and employees, in each case in their capacity as such shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtor and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor's recapitalization, the Reorganization Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the subject matter of, or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Reorganization Case, the negotiation, formulation, or preparation of the Plan and the Disclosure Statement or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor or a Released Party that constitutes willful misconduct or gross negligence; provided that the release pursuant to this section shall not apply to the holder of a Claim who opts out of this release pursuant to the terms set forth in the Ballots and the Disclosure Statement Approval Order; provided, however, that in the event any holder of an Investor Subordinated Notes Claim elects the Note Cash Payment, such holder shall be deemed to have granted a release to the Released Parties in accordance with this section and regardless of whether or not it elects to opt out of this release pursuant to its Ballot.

Injunction.  Section 9.9 of the Plan provides that, except as otherwise expressly provided in the Plan or for obligations issued or continued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests in or against the Debtor are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or estate on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Cancellation of Interests

On the Effective Date of the Plan, all existing equity interests in the Debtor, including, but not limited to, the Debtor’s Old Common Stock, Old Preferred Stock, and Old Warrants and Options, were cancelled, extinguished, and deemed surrendered.

Copies of the Plan and Related Documents

Copies of the Confirmation Order, the Plan, the Plan Supplement and the Disclosure Statement related to the Plan may be downloaded from the website maintained by Debtor’s claims, noticing and balloting agent, Kurtzman Carson Consultants, at the website http://www.kccllc.net/JavoBevCo.

THE PLAN AND ITS PROVISIONS ARE BINDING ON THE DEBTOR, THE REORGANIZED DEBTOR, ANY ENTITY ACQUIRING OR RECEIVING PROPERTY OR A DISTRIBUTION UNDER THE PLAN, AND ANY HOLDER OF A CLAIM (AS DEFINED IN THE PLAN) AGAINST OR INTEREST (AS DEFINED IN THE PLAN) IN THE DEBTOR, INCLUDING ALL GOVERNMENT ENTITIES, WHETHER OR NOT THE CLAIM OR INTEREST OF SUCH HOLDER IS IMPAIRED UNDER THE PLAN AND WHETHER OR NOT SUCH HOLDER VOTED TO ACCEPT THE PLAN.

Dated: May 12, 2011 Wilmington, Delaware
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
/s/ Matthew B. Harvey
Robert J. Dehney (DE Bar No. 3578)
Matthew B. Harvey (DE Bar No. 5186)
1201 N. Market Street
P.O. Box 1347
Wilmington, DE  19899-1347
Telephone:  (302) 658-9200

-and-

ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
Debra A. Riley (CA Bar No. 151925)
501 West Broadway, 15th Floor
San Diego, CA  92101-3541
Telephone:   619-233-1155

Counsel for the Debtor and Debtor in Possession